Exhibit 10.46

LOAN INDEMNIFICATION AGREEMENT

THIS LOAN INDEMNIFICATION AGREEMENT is made and entered into as of September 29, 2010 (the “Effective Date”) by CAPTERRA FINANCIAL GROUP, INC., a Colorado corporation (the “Company”) and BOCO INVESTMENTS, LLC, a Colorado limited liability company (“BOCO”), and GDBA INVESTMENTS, LLC, a Colorado limited liability company (“GDBA”) (BOCO and GDBA each an “Indemnitor,” and, collectively, the “Indemnitors”).

W-I-T-N-E-S-S-E-T-H

WHEREAS, Indemnitors are shareholders of the Company; and

WHEREAS, the Company has entered into an Interest Purchase Agreement (the “Agreement”) dated September 29, 2010, with NexCore Group LP, a Delaware limited partnership and its partners (“NexCore”), pursuant to which NexCore partners will contribute equity to the Company in exchange for the Company issuing shares of its common stock to NexCore partners; and

WHEREAS, the Company carries liabilities set forth on Exhibit A (the “Loans”) as liabilities on its balance sheet; and

WHEREAS, one of the premises of the Agreement is that the Indemnitors, as the significant pre-Effective Date owners of the Company, shall be responsible for all liabilities of the Company that relate in any way to the Loans and indemnify the Company for any such liabilities.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Indemnitors hereby agree as follows:

1.           Subject and Purpose.  As a condition to NexCore entering into the Agreement, NexCore requires that Indemnitors fully indemnify the Company from and against all Liabilities (as defined below) that relate to the Loans.  The purpose of this Indemnification Agreement is to set forth the agreement of the parties as to the indemnification provided to the Company.

2.           Indemnification.  Indemnitors, jointly and severally, hereby absolutely, unconditionally, and irrevocably agree to indemnify and hold harmless the Company from and against any principal, interest or fees on the Loans, or any lawsuit, and other claims, losses, liabilities, costs, expenses, damages, fines, penalties, recoupments, and causes of action (including any and all costs, and fees incurred as a result of such claims), and other liabilities (collectively, “Liabilities”) against the Company that relate in any way to the Loans; provided, however, that this Indemnification is secondary and excess to any applicable insurance coverage or third-party reimbursements.

3.           Settlement.  The Company shall not admit or assume any liability, enter into any settlement agreement, stipulate to any judgment, compromise or prejudice any claim or defense of the Company, or incur any costs, expenses or fees for which it may seek reimburse under this Indemnification without the prior written consent of the Indemnitors, which shall not be unreasonably withheld, delayed or conditioned.  Only those liabilities, settlements, stipulated judgments, costs, expenses, and fees which have been consented to, in writing, by the Indemnitors shall be recoverable under this Indemnification.  For the avoidance of doubt, a final judgment by a court, arbitrator or similar body does not need to be consented to by the Indemnitors to be recoverable under this Indemnification.

4.           Counsel.  Indemnitors shall have the right to select the Company’s legal counsel with respect to any legal claims related to the LLCs, subject to the approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned.  Costs, expenses and fees incurred through legal counsel who has not been selected or approved by Indemnitors, in writing, shall not be recoverable under this Indemnification.

5.           Notice.  In order for a Claim to be subject to this Indemnification, the Company shall provide the Indemnitors with written notice of the possible claim or the Indemnitors must otherwise have knowledge of the possible claim.  Such notice shall be provided to the Indemnitors once the Company reasonably believes that the circumstances may give rise to a claim under this Indemnification.

6.           Insurance.  For so long as this Indemnification remains in effect, the Company shall maintain its insurance coverage, with at least the same policy limits as currently in effect, for such Liabilities that could be subject to this Indemnification.

7.           General Provisions.

(a)           Assignment.  The rights and obligations of a party shall not be assignable or delegable without the prior written consent of the other party, and any such assignment in the absence of such written consent shall, for all purposes, be deemed null and void.

(b)           Expenses.  Indemnitors shall pay all reasonable and necessary expenses incurred after the Effective Date by or on behalf of Indemnitors and Company in connection with this Indemnification Agreement.  If a party breaches this Agreement, the non-breaching party shall be entitled to recover from the breaching party all of its costs and expenses incurred in enforcing this Agreement, and such enforcement costs shall not be subject to the Cap.

(c)           Further Assurances.  The parties shall, upon written request, execute, acknowledge, and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of this Indemnification Agreement.

(d)           Modification.  No provision of this Indemnification Agreement may be modified, amended, or waived except by written agreement signed by the party to be bound thereby.

(e)           Binding Effect and Benefit.  This Indemnification Agreement shall inure to the benefit of, and shall be binding upon, the heirs, assigns, personal representatives, and successors of the parties hereto.

(f)           Headings and Captions.  Subject headings and captions are included for purposes of convenience only and shall not affect the interpretation of this Indemnification Agreement.

(g)           Notice.  All notices, requests, demands, and other communications permitted or required herein shall be in writing, and either delivered in person; sent by express mail or other overnight delivery service providing receipt of delivery; or mailed by certified or registered mail, postage prepaid, return receipt requested, restricted delivery to the relevant party.  All such notices and other communications, unless otherwise designated in writing, shall be sent to the following persons:

The Company:

Capterra Financial Group, Inc. 1621 Eighteenth Street, Suite 250 Denver, CO 80202 Facsimile: 303- Attention: Chief Executive Officer

with copies to:

David Wagner & Associates, P.C.
8400 East Prentice Ave.
Penthouse Suite
Greenwood Village, Colorado 80111
Attention: David J. Wagner, Esq.
Telephone: (303) 793-0304
Facsimile: (303) 794-3393 And

Kutak Rock LLP 1650 Farnam Street
Omaha, NE 68102 Attn: Jay Gilbert, Esq. James C. Creigh, Esq.
Telephone: (402) 346-6000
Facsimile: (402) 346-1148

The Investors:

BOCO Investments, LLC
103 West Mountain Ave.
Fort Collins, Colorado 80524
Facsimile: (970) 482-6139
Attention: Chief Executive Officer GDBA Investments, LLLP 1440 Blake Street, Suite 310 Denver, CO 80202 Facsimile: (720) 932-9397 Attention: Chief Executive Officer

with a copy to:

Davis & Ceriani P.C. Suite 400, Market Center 1350 Seventeenth Street Denver, CO 80202 Facsimile: (303) 534-4618 Attention: Patrick J. Kanouff, Esq.

(h)           Severability.  Each provision of this Indemnification Agreement is severable from all other provisions.  If any provision is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary to render it valid and enforceable.  If any court of competent jurisdiction determines that any such provision is invalid or unenforceable for any reason, all remaining provisions shall remain in full force and effect.

(i)           Time for Performance.  Time is of the essence.

(j)           Waiver.  Either party to this Indemnification Agreement may, by written notice to the other party, extend the time for the performance of any obligation by the other party; waive any inaccuracies in this Indemnification Agreement caused by the other party; and waive compliance with any of the covenants of the other party in this Indemnification Agreement.  No waiver of a breach of any provision of this Indemnification Agreement shall operate or be construed as a waiver of any subsequent breach or limit or restrict any right or remedy otherwise available.  Any waiver of any provision shall be in writing and signed by the party to be bound thereby.

(k)           Rights and Remedies Cumulative.  The rights and remedies expressed in this Indemnification Agreement are cumulative and not exclusive of any rights and remedies otherwise available.

(l)            Governing Law.  This Indemnification Agreement shall be subject to and governed by Colorado law, without giving effect to its choice of laws provisions.

(m)           Counterparts.  This Indemnification Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n)           Third-Party Beneficiaries.  Except as provided in this Indemnification Agreement, the parties do not intend to create any rights for the benefit of any third party.

(o)           Composition of Agreement.  The parties hereto represent that they have each read this Indemnification Agreement and each has sought and received competent legal counsel prior to its execution.  The parties assume joint responsibility for the form and composition of each provision of this Indemnification Agreement and each acknowledge that this Indemnification Agreement shall be interpreted as though they shared equally in its preparation.

(p)           Conflict in Instruments.  To the extent that there is an irreconcilable conflict between the provisions of this Indemnification Agreement and any document delivered in connection herewith, the provisions of this Indemnification Agreement shall prevail.

(q)           Arbitration.  Any dispute or claim arising under or with respect to this Indemnification will be resolved by arbitration in Denver, Colorado, conducted in accordance with the Rules for Commercial Arbitration of the American Arbitration Association (“AAA”) before a panel of three (3) arbitrators, one appointed by Indemnitors, one appointed by the Company, and the third selected by the AAA.  The decision or award of the arbitrators will be final and binding upon the parties.

(r)           Entire Agreement.  This Indemnification Agreement contains the entire agreement of all parties on the subject matter hereof, and no other oral or written agreements shall be binding upon the parties hereto.  The parties acknowledge that they have neither been influenced to enter into this Indemnification Agreement by any party, nor relied on any representation of any party except for those representations set forth in this Indemnification Agreement.  This Indemnification Agreement supersedes all prior agreements, contracts, and understandings of any kind on the subject matter hereof, either oral or written.

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This Asset Indemnification Agreement is Executed and Delivered as of the date set forth above.

COMPANY

CapTerra Financial Group, Inc.

By:                 /s/ Gregory C. Venn
Name:                 Gregory C. Venn
Title:                 Chief Executive Officer

INDEMNITORS

BOCO INVESTMENTS, LLC

By:                 /s/ Joseph Zimlich
Name:                 Joseph Zimlich
Title:                 President and Managing Member

GDBA INVESTMENTS, LLC

By:                 /s/ G. Brent Backman
Name:                 G. Brent Backman
Title:                 Manager

Schedule of Loans

1)           Borrower: AARD LECA LSS LONESTAR, LLC
Lender: United Western Bank
Original Principal Amount: $3,744,730.98
Loan Date: 09/24/2009
Current Balance: $3,666,715.79

2)           Borrower: Cypress Sound, LLC
Lender: The Diocese of the Armenian Church of America
Original Principal Amount: $837,500.00
Loan Date: May 13, 2005
Current Balance: $300,000

3)           Borrower:  CapTerra
Lender:  BOCO
Current Balance:  $2,691,684

4)           Borrower:  CapTerra
Lender:  GDBA
Current Balance:  $505,851

5)           All other known, but unpaid, liabilities of the Company as of the date hereof.